UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2015, PowerSecure Solar, LLC, (“PowerSecure Solar”), a Delaware limited liability company and a wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into an Engineering, Procurement and Construction Agreements (the “EPC Contract”) with Georgia Power Company (the “Utility”). This EPC Contract relates to a large utility-scale solar distributed generation project (the “Solar Project”) that will be performed for the Utility for the benefit of the Utility’s customer (the “Utility Customer”). This Solar Project is expected to generate approximately $85 million in revenue to the Company. The Company currently expects to recognize approximately $4 million in revenue from this Solar Project in the fourth quarter of 2015 and $81 million in revenue from this Solar Project throughout 2016. The Company expects that this Solar Project, which is large in scale and carries significantly lower gross profit margins as a percentage of revenues compared to non-solar distributed generation projects, will be dilutive to its consolidated gross margins as a percentage of revenues, while being accretive to its net income and earnings per share.

The EPC Contract provides for customary covenants, representations, warranties and indemnities by PowerSecure Solar to the Utility. The EPC Contract also includes terms requiring PowerSecure Solar to provide performance guarantees and indemnification to the Utility under certain circumstances, as well as containing provisions requiring PowerSecure Solar to pay the Utility liquidated damages upon the occurrence of certain events, including certain delays in substantial completion and when the system is placed in service. The aggregate limit on PowerSecure Solar’s liability to the Utility for delay liquidated damages under the EPC Contract is approximately $34 million. PowerSecure Solar could have additional liability to the Utility for any breaches of its covenants, representations or warranties in addition to delay liquidated damages. The aggregate limit on PowerSecure Solar’s overall liability to the Utility under the EPC Contract is equal to the overall Solar Project price, which will be reduced to 40% of the overall project price after substantial completion. The EPC Contract also contains typical events of default, including material breaches of the EPC Contract after notice and cure periods and defaults relating to bonding and surety defaults.

The Solar Project is subject to certain conditions, including (i) the receipt of all required regulatory approvals by the state public utility commission, and (ii) the issuance of a notice to proceed by the Utility. The work on the Solar Project will not commence until the Utility issues a notice to proceed, after the Utility has received all required regulatory approvals form the state public service commission. The Utility is required under the EPC to exert commercially reasonable efforts to obtain the required regulatory approvals and to issue the notice to proceed promptly upon receipt of such approvals. If the Utility fails to issue a notice to proceed within 120 days of the effective date of the EPC Contract, then the EPC Contract may be terminated by either party without any further liability other than the Utility will be obligated to reimburse PowerSecure Solar the amount of actual cost reasonably incurred by PowerSecure Solar up to $225,000 plus any supplemental work authorized by the Utility. Under the EPC Contract, PowerSecure Solar provides a warranty for three years after substantial completion of the Solar Project.

If the Solar Project is not placed in service by December 31, 2016, due to the failure by PowerSecure Solar unrelated to a force majeure event, a delay caused by the Utility or other events beyond PowerSecure Solar’s control, then PowerSecure Solar would pay the Utility the amount of investment tax credit lost by the Utility on the Solar Project due to the delay.

As required by the EPC Contract, the Company will obtain, for the benefit of the Utility, bonding and surety arrangements in the amount of the Solar Project price under the EPC Contract.

On July 10, 2015, the Company issued a press release announcing that it had be awarded new solar business, including the Solar Project under the EPC Contract, which is discussed in Item 7.01 of this Report.

Item 7.01	Regulation FD Disclosures.

On July 10, 2015, the Company issued a press release announcing that it has been awarded approximately $100 million of new distributed generation business, including the Solar Project awarded by the Utility under the EPC Contract discussed above in Item 1.01. The Company currently expects to recognize approximately $15 million in revenue from these new projects in the fourth quarter of 2015 and $85 million in revenue throughout 2016.

The press release, which is filed herewith as Exhibit 99.1, contains forward-looking statements relating to the Company’s future performance made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of PowerSecure International, Inc., issued July 10, 2015, announcing new business awards (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Eric Dupont
Eric Dupont
Executive Vice President of Finance and Administration

Dated: July 10, 2015

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